AMENDMENT TO

PARTICIPATION AGREEMENT

THIS AMENDMENT (“Amendment”) amends the Participation Agreement dated October 7, 2013 (together with any prior amendments thereto, the “Agreement”) which is hereby incorporated by reference, and is made as of the Amendment Effective Date of October [x], 2020 by and between EQUITABLE FINANCIAL LIFE INSURANCE COMPANY (formerly AXA Equitable Life Insurance Company) (the “Company”); EATON VANCE VARIABLE TRUST (the “Trust”); and EATON VANCE DISTRIBUTORS, INC. (the “Distributor”).

WHEREAS, the Company, the Trust, and the Distributor desire to add a Confidentiality provision to the Agreement.

NOW, THEREFORE, in consideration of the Agreement and the mutual covenants contained herein, the parties hereto agree as follows:

1.	The below Article XIII – Confidentiality is hereby added to the Agreement.

ARTICLE XIII CONFIDENTIALITY.

13.1     Defined. As used herein, “Confidential Information” will mean information or materials about the Trust, the Distributor or the Company, or any of its respective affiliates, whether or not proprietary to each entity or any of its affiliates, whether disclosed intentionally by or acquired unintentionally from the Trust, the Distributor, or the Company, any respective affiliate, any of its other service providers, agents or representatives or any director, officer or employee of any of the foregoing, whether in written, electronic, visual or oral form, regardless of how transmitted, and whether or not marked “confidential” or “proprietary”, including, without limitation information concerning past, present or prospective products, assets, services, systems, customers, employees, financial professionals, shareholders, agents, representatives, finances, books and/or records, business affairs and/or relationships, business plans, trade secrets, methods of operations, distribution and/or marketing strategies and/or procedures or other internal matters. Confidential Information also includes any personal, financial or identifying information of an individual person including, without limitation, any past, present or prospective individuals who are customers, directors, officers, employees, financial professionals, shareholders, agents or representatives of the Trust, the Distributor, or the Company or any of its affiliates, as name, address, telephone numbers, sex, age, social security number, account and/or employee numbers, finances, business, health, employment, credit standing, history, hobbies and personal relations and any list, description or other grouping directly or indirectly derived in whole or part therefrom (“Personal Information”) and information, directly or indirectly, derived by or on behalf of the Confidential Information of each the Trust, the Distributor, or Company, using the Confidential Information exclusively or combined with other information, and information obtained by the Trust, the Distributor, or the Company, from third parties to expand upon, support or elucidate the Confidential Information and summaries and analyses of or involving the Confidential Information.

13.2     Obligations. The party receiving (“Receiving Party”) Confidential Information of the other party (“Disclosing Party”) will exercise at least the same degree of care with respect to the Disclosing Party’s Confidential Information that the Receiving Party exercises to protect its own Confidential Information, but in no event shall the Disclosing Party use less than reasonable care. The Receiving Party will only use or reproduce the Disclosing Party’s Confidential Information to the extent necessary to enable the Receiving Party to fulfill its obligations under this Agreement. Further, the Receiving Party may disclose the Disclosing Party’s Confidential Information to the directors, officers and/or employees of Receiving Party who have a need to know such information (and only to the extent necessary) in order to fulfill the purposes contemplated by this Agreement (“Qualified Staff Persons”), provided that Receiving Party has first informed such Qualified Staff Persons of the obligations imposed by this Section and remains liable at all times for the acts or omissions of its Qualified Staff Persons. Further, The Company will have the right to provide this Agreement, to an affiliate.

13.3     Nondisclosure. Receiving Party shall not disclose Confidential Information to any other person, including without limitation any of its subsidiaries, affiliates, authorized subcontractors or other agents or representatives except such persons who have a need to know such information in order to fulfill the purposes contemplated by this Agreement. Each such person must execute a written confidentiality agreement on substantially the same terms and conditions as set forth in this Section and provide a copy of such agreement to the Disclosing Party upon request. Any breach of confidentiality by such person shall be deemed to be a breach by Receiving Party of Receiving Party’s obligations hereunder.

13.4     Incident Management. The Receiving Party shall:

(a)

Notify the Disclosing Party of a material security breach as soon as practicable, once the Receiving Party becomes aware of any such breach but in no event later than in the time required by applicable state and federal laws and regulations; and

(b)

Notify the Receiving Party of any security breaches or unauthorized data exposures and, in the case of the Trust or Distributor as the Receiving Party, by e-mailing the Company with a read receipt at PrivacyOffice@equitable.com, and with a copy by e-mail to the Trust and the Distributor’s primary business contact within the Company.

13.5     Mitigation. The Company, Trust and Distributor understand and acknowledge that any security breach of Personal Information may impose obligations to notify affected individuals as well as regulators of such security breach and take steps, among others, to mitigate any adverse impact or other harm to its customers and/or prospective customers arising from such security breach. The Company, Trust and the Distributor agree to cooperate with each party and assist in meeting all such obligations.

13.6     Government Disclosures. In the event that Receiving Party becomes legally compelled by a court of competent jurisdiction or by a governmental body to disclose any Confidential Information, Receiving Party will give Disclosing Party prompt written notice of such requirement, together with a copy of such demand, to enable Disclosing Party to seek a protective order or other remedy. In the event that Disclosing Party elects not to seek or is unable to obtain a protective order or other remedy, Receiving Party will only disclose that portion of the Disclosing Party’s Confidential Information which its legal department determines is legally required to be disclosed and will make reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

13.7     Return of Confidential Information. If Receiving Party receives any Confidential Information directly from Disclosing Party in connection with proxy solicitation or Rule 22c-2 services, except as otherwise expressly provided in this Agreement, Receiving Party will, and will cause all others in possession to, return to Disclosing Party (or such third party or Parties as Disclosing Party may designate in writing) all documents and materials (and all copies thereof) containing Confidential Information, whether in hardcopy, electronic form or otherwise, upon request from the Disclosing Party following termination of this Agreement, with or without cause.

The Receiving Party will certify in writing that it has fully complied with its obligations under this Section within seven (7) days after its receipt of a request from the Disclosing Party for such a certification.

13.8.     Survival. The provisions of this Section shall survive the termination of the Agreement.

2.	The remaining terms and conditions of the Agreement not modified herein shall remain in full force and effect.

3.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute only one instrument.

4.	This Amendment and the provisions herein contained shall be binding upon and inure to the benefit of the Trust and the Distributor and the Company and their respective successors and assigns.

Signature Blocks on Following Page

IN WITNESS WHEREOF, the parties hereto have signed this Amendment.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY:		EATON VANCE VARIABLE TRUST:

By:		By:
James Kirchner (Oct 26, 2020 15:27 EDT)
Name:	Kenneth Kozlowski	Name:	James Kirchner
Title:	Managing Director	Title:	Treasurer
Date Signed:	10/26/2020 | 2:18 PM EDT	Date Signed:	Oct 26, 2020

EATON VANCE DISTRIBUTORS, INC.:

Reviewed By:
Brian Taranto (Oct 27, 2020 13:47 EDT)
Name:	Brian Taranto
Title:	Chief Administrative Officer
Date:	Oct 27, 2020